UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 15, 2014

Commission File Number:  000-50768

ACADIA Pharmaceuticals Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
061376651
(IRS Employer Identification No.)

11085 Torreyana Road #100, San Diego, California 92121
(Address of principal executive offices)

858-558-2871
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 15, 2014, ACADIA Pharmaceuticals Inc. announced the appointment of Stephen Davis as Executive Vice President, Chief Financial Officer and Chief Business Officer, effective immediately. Mr. Davis will serve as ACADIA's principal financial officer and principal accounting officer.

Mr. Davis, age 53, brings over 20 years of executive-level experience in the pharmaceutical industry. Mr. Davis most recently served as Executive Vice President and Chief Operating Officer at Heron Therapeutics, Inc., which he joined in 2013. He led core business and finance functions there and was instrumental in developing and implementing a new corporate strategy with a multi-program portfolio. Previously, Mr. Davis served as Vice President and Chief Operating Officer at Ardea Biosciences, Inc. from 2010 to 2013, where he oversaw business functions, including finance, commercial planning, and corporate development, and played a critical role in building and growing the company. Prior to joining Ardea, Mr. Davis served in numerous executive roles at Neurogen Corporation from 1994 to 2010, including Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer, completing multiple collaborations and product acquisitions with global pharmaceutical companies. Mr. Davis currently serves on the Board of Directors of Heron Therapeutics and Synageva BioPharma Corp.

There are no arrangements or understandings between Mr. Davis and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Davis and any director or executive officer of ACADIA and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

ACADIA entered into a letter agreement with Mr. Davis (the "Offer Letter") executed as of June 13, 2014, establishing his compensation as summarized below.

Salary. Mr. Davis' annual salary rate will be $415,000, with an annual target bonus of 40%, as set forth in ACADIA's Executive Officer Annual Incentive Cash Compensation Program, which is on file with the Securities and Exchange Commission ("SEC").

Equity Compensation. In connection with his appointment, Mr. Davis will receive a one-time option grant to buy 320,000 shares of ACADIA common stock at an exercise price equal to the closing price of ACADIA common stock on the date of grant and vesting over 4 years subject to the terms of the ACADIA's 2010 Equity Incentive Plan.

Termination of Employment and Payments. Mr. Davis will participate in ACADIA's change of control severance plan applicable to its executive officers, which is on file with the SEC, as modified by the terms of his individual participation agreement. Under this plan, if Mr. Davis is involuntarily terminated for any reason (including by him for good reason, as defined in the plan) other than cause (as defined in the plan), death or disability on or within 1 month prior or 13 months following a change of control, he would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 130% of his annual base salary plus his pro-rated target bonus (as defined in the plan), (ii) payment for up to 16 months of COBRA premiums to continue health insurance coverage, (iii) the acceleration of vesting of 100% of the shares underlying all unvested equity awards held by him immediately prior to such termination, and (iv) up to $15,600 in outplacement services. If Mr. Davis is involuntarily terminated for any reason (including by him for good reason, as defined in his employment agreement) other than cause (as defined in his employment agreement), death or disability (not in the context of a change of control), Mr. Davis would be entitled to receive severance benefits as follows: (i) severance payments in the form of a continuation of his base salary for a period of 12 months and (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

Date:   July 15, 2014
By:	/s/ Glenn F. Baity

Name: Glenn F. Baity
Title: Vice President and General Counsel